EXHIBIT 2.1

PURCHASE AND SALE AGREEMENT

January 16, 2018

BY AND BETWEEN

WAGON WHEEL ARKLATEX, LLC and

GREEN WHEEL, LLC

AS SELLERS

AND

EMPIRE PETROLEUM CORPORATION

AS BUYER

i

EXHIBITS AND SCHEDULES

Exhibits:

A-1   Leases

A-2   Wells

A-3   Surface/Subsurface Agreements

A-4   Contracts

A-5   Real Estate and Improvements

A-6   Equipment

B      Allocated Values

C      Form of Assignment, Bill of Sale and Conveyance

D      Excluded Assets

Schedules:

9.02(e)            Form of Non-Foreign Affidavit

Seller Disclosure Schedule:

3.06 Approvals

3.08 Proceedings

3.09 Imbalances and Pre-Payments

3.10 Call on Production

3.19 Material Contracts

ii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated January 16, 2018 (this "Agreement"), is by and between WAGON WHEEL ARKLATEX, LCC ("Wagon Wheel"), a Delaware limited liability company and GREEN WHEEL, LLC ("Green Wheel"), a Delaware limited liability company, (Wagon Wheel and Green Wheel are hereafter individually and collectively referred to as "Seller"), and EMPIRE PETROLEUM CORPORATION, a Delaware corporation ("Buyer"). Seller and Buyer are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

WITNESSETH:

WHEREAS Seller desires to sell to Buyer and Buyer desires to purchase from Seller, on the terms set forth in this Agreement, all of Seller's right, title and interest in and to those certain oil and gas interests and associated assets as described herein.

NOW THEREFORE, in consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I.
PURCHASE AND SALE

1.01 Purchase and Sale of Assets. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase, as of the Effective Date, all of Seller's right, title and interest in and to the following (the "Assets"):

(a)
The oil, gas and mineral leases described in Exhibit "A-1" attached hereto (the "Leases") and, with respect to the Leases, the oil and/or gas wells located thereon, including those described in Exhibit "A-2" (the "Wells") along with all other right, title and interest of Seller in and to the Wells and the Leases;

(b)
Except to the extent as may be limited by the Leases, all of Seller's rights, privileges, benefits and powers conferred upon Seller, as the holder of any Lease, with respect to the use and occupation of the surface of, as well as the subsurface depths under, the lands covered by such Lease that may be necessary or useful to the possession and enjoyment of such Lease; except to the extent as may be limited by the Leases, all of Seller's rights in any pools or units which include all or any part of any Lease or any Well (the "Units"), including Seller's right, title and interest in production from any Unit, regardless of whether such Unit production is derived from wells located on or off a Lease and Seller's right, title and interest in any wells within any such Unit;

(c)	To the extent assignable, all of Seller's right, title and interest in and to surface or subsurface use agreements, authorizations, permits and similar rights and interests listed on Exhibit "A-3";

(d)
To the extent assignable, all of Seller's right, title and interest in and to the permits, seismic permits, licenses, servitudes, easements, rights-of-way, orders, lease agreements, royalty agreements, assignments, gas purchase and sale contracts, oil purchase and sale agreements, farmin and farmout agreements, transportation and marketing agreements, operating agreements, unit agreements, processing agreements, options, facilities or equipment leases and other contracts, agreements and rights described in Exhibit "A-4", but excluding any such contracts, agreements and rights where transfer of same is prohibited by third party agreement or operation of law (collectively, the "Contracts");

(e)
All real, personal, and mixed, movable and immovable property, fixtures, and facilities, including, without limitation, all: fee interests in minerals, surface interests and timber, oil wells, gas wells, saltwater disposal wells, water injection wells, and water source wells (whether producing, plugged and abandoned, temporarily plugged, held for future utility, shut-in, injection, disposal, or fresh water supply); gas gathering systems and lines, treating systems, processing systems, amine units, flow lines, injection lines, other pipelines, buildings, tanks, boilers, compressors and all other fixtures and improvements attached and appurtenant, described in Exhibit "A-5" and those used in connection with the Assets described on Exhibits A-1, A-2, A-3 and A-4 (collectively, the "Real Estate and Improvements").

(f)
All of Seller's right, title and interest in and to all equipment, including, without limitation, all: machinery, equipment (surface and downhole), tubing rods, engines, pumping units, inventory, utility lines, power lines, telephone lines, roads and other appurtenances, including all used or acquired for use with the Assets described in Exhibits, A-1, A-2, A-3, A-4, and A-5, and that equipment listed specifically on Exhibit "A-6", (collectively, the "Equipment");

(g)
All of Seller's right, title and interest in effect and of record as of the Effective Date in and to the Hydrocarbons produced from the Assets after the Effective Date, including "line fill" and inventory below the pipeline connection in tanks, attributable to the Wells, the Leases and Units; and

(h)
Copies of, all of the files, records, information and data relating directly to the Assets in Seller's possession, including title records, title opinions, title certificates, production records, severance tax records, and all other information relating directly to the ownership or operation of the Assets, but exclusive of (i) any such records, data or information where transfer of same is prohibited by third party agreements or applicable law, as to which Seller is unable to secure a waiver, (ii) accounting and tax records related to the Assets, (iii) internal reserve reports and estimates and (iv) the work product of Seller's legal counsel, excluding title opinions (collectively, the "Records").  Seller will be entitled to retain a copy of the Records.

1.02 Excluded Assets.  Notwithstanding anything to the contrary in Section 1.01 or elsewhere herein, the Assets do not include the following (the "Excluded Assets"):

(a)	All trade credits and all accounts, instruments and general intangibles attributable to the Assets with respect to any period of time prior to the Effective Date;

(b)
All claims and causes of action of Seller (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Effective Date, (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Date (including claims for adjustments or refunds), or (iii) with respect to any of the Excluded Assets;

(c)
All rights and interests of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Effective Date;

(d)
All Hydrocarbon production from or attributable to the Assets with respect to all periods prior to the Effective Date, together with all proceeds from or of such Hydrocarbons, and all Hydrocarbons that, as of the Effective Date, are owned by Seller and in storage or otherwise held in inventory and all proceeds attributable thereto;

(e)
Claims of Seller for refunds of or loss carry forwards with respect to (i) production, severance or any other taxes attributable to the Assets for any period prior to the Effective Date, (ii) income or franchise taxes, or (iii) any taxes attributable to the Excluded Assets;

(f)	All amounts due or payable to Seller as adjustments to insurance premiums related to the Assets with respect to any period prior to the Effective Date;

(g)	All amounts resulting from any hedging transactions and any gains or losses attributable to any hedging activities entered into prior to the Effective Date by Seller with respect to the Assets;

(h)
All proceeds, income, revenues or other benefits (including any benefit attributable to any future laws or regulations in respect of "royalty relief" or other similar measures) not otherwise enumerated above, as well as any security or other deposits made, attributable to (i) the Assets for any period prior to the Effective Date, or (ii) any Excluded Assets;

(i)	Any of Seller's corporate, limited liability company, partnership, financial and tax records;

(j)	Any of Seller's proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(k)	All documents and instruments of Seller relating to the Assets that may be protected by an attorney-client privilege;

(l)	Data in respect of the Assets that cannot be disclosed or assigned to Buyer without breaching confidentiality arrangements under agreements with persons unaffiliated with Seller;

(m)	All audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Date or to any of the Excluded Assets; and

(n)	All items listed in Exhibit "D".

ARTICLE II.
PURCHASE PRICE

2.01 Purchase Price.  The purchase price for the Assets shall be Fourteen Million Dollars ($14,000,000) (the "Purchase Price").  The Purchase Price, as adjusted pursuant to the terms hereof, shall be herein called the "Adjusted Purchase Price."

2.02 [Intentionally left blank]

2.03 Payment of the Adjusted Purchase Price.

(a)	At the Closing, Buyer shall pay to Seller cash equal to the Adjusted Purchase Price.

(b)
All cash payments by Buyer to Seller pursuant to this Article II shall be made in immediately available funds by confirmed wire transfer to a bank account designated by Seller to Buyer as provided in Section 2.04(d).

2.04 Purchase Price Adjustments.  The Purchase Price shall be adjusted in the following manner:

(a)
The Purchase Price shall be adjusted upward by the following (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles, consistently applied, and on a sales, not entitlements, method of accounting):

(1)
the value (i) of all oil in storage above the pipeline connection as of the Effective Date and not previously sold by Seller that is attributable to the Assets (such value to be based upon the price for similar production most recently paid prior to the Effective Date less applicable production taxes, royalties and other burdens on such production), such oil to be measured as of the Effective Date based on gauge reports to the extent available or, if not, on alternative methods to be agreed upon by the parties, and (ii) the net market value of Seller's inventory of gas plant products not previously sold by Seller that is attributable to the Assets.

(2)
the amount of all expenditures, net to Seller's interest, (including all capital expenditures, lease operating expenses, royalties, rentals and other charges, ad valorem, property, production, excise, severance and similar taxes, but not including income taxes, federal or state) based upon, or measured by, the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, paid by, or on behalf of, Seller in connection with the operation of the Assets, in accordance with generally accepted accounting principles and attributable to the period on and after the Effective Date (the "Adjustment Period");

(3)
an amount equal to all prepaid expenses attributable to the Assets that have been paid by, or on behalf of, Seller that are, in accordance with generally accepted accounting principles, attributable to the Adjustment Period, including prepaid insurance premiums, prepaid utility charges and prepaid ad valorem, property, production, severance and similar taxes based upon, or measured by, the ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, and all other prepaid expenses;

(4)
by the value of each one-percent (or fraction thereof) of increase in NRI above the NRI set forth in Exhibit "A-2", with respect to any Well, such value to be calculated by dividing the applicable Allocated Value of a Well by the NRI set forth in said Exhibit "A-2" for such Well and multiplying the result thereof by the increase in NRI, but only to the extent necessary to offset any adjustments to the Purchase Price for Title Defects and Environmental Defects pursuant to Section 2.04(b)(3) in connection with Section 6.03; and

(5)	an amount equal to the sum of any upward adjustments provided elsewhere herein or as agreed to in writing by Buyer and Seller.

(b)
The Purchase Price shall be adjusted downward by the following (determined without duplication and on an accrual basis in accordance with generally accepted accounting principles, consistently applied, and on a sales, not entitlements, method of accounting):

(1)
the aggregate amount of proceeds received, or to be received, by Seller from the sale of Hydrocarbons produced from the Leases, Units and Wells or otherwise in any way attributable to the Assets during the Adjustment Period (net of any production royalties, transportation costs and of any production, severance or sales taxes paid, or to be paid, by Seller, using actual sales, not Seller's entitlement, where such sales are greater than or less than Seller's entitlement);

(2)	all amounts otherwise received, or to be received by, Seller and attributable to the ownership of the Assets during the Adjustment Period; and

(3)
an amount equal to the sum of any downward adjustments provided elsewhere in this Agreement (including Sections 6.03 and 7.05) or any other adjustments agreed to in writing by Buyer and Seller (without any additional adjustment to extent offset against the adjustment to otherwise to be made pursuant to Section 2.04(a)(4)).

(c)
The adjustment described in Sections 2.04(a)(2) and (3) shall serve to satisfy, up to the amount of the adjustment, Buyer's obligation to pay operating expenses of the Assets for the period between the Effective Date and Closing, and Buyer shall not be separately obligated to pay the various payees for such expenses. Similarly, the adjustments described in Section 2.04(b)(1) shall serve to provide Buyer, up to the amount of the adjustment, with the value of the Hydrocarbons and the proceeds and products from the Assets to which Buyer is entitled between the Effective Date and Closing, and Buyer shall not have any separate rights to receive the production, proceeds and products affected.

(d)
Seller shall prepare, in accordance with this Agreement and generally accepted accounting principles, and deliver to Buyer a settlement statement (the "Preliminary Settlement Statement") not less than five (5) days prior to Closing for Buyer's review.  The Preliminary Settlement

Statement shall set forth the Adjusted Purchase Price and each adjustment and the calculation of such adjustment used to determine such amount.  In preparing the Preliminary Settlement Statement, Seller will use actual costs and revenues, except where unavailable, whereupon Seller will use reasonable estimates of such costs and revenues. The Preliminary Settlement Statement shall also contain wire transfer instructions concerning the payment to Seller of the Adjusted Purchase Price at Closing.

2.05 Effective Date.  The purchase and sale of the Assets hereunder shall be effective as of 7:00 a. m., local time in Tulsa, Oklahoma, on January 1, 2018 (the "Effective Date").

ARTICLE III.
SELLER'S REPRESENTATIONS AND WARRANTIES

Except as otherwise provided in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as follows:

3.01 Existence and Good Standing.  Seller is validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization.  Seller has the power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

3.02 Qualification.  Seller is duly qualified or licensed to conduct business in each of the jurisdictions in which it owns, leases or operates the Assets.

3.03 Authorization.  The execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action.

3.04 Brokers' Fees.  Seller is not a party to, or in any way obligated under, nor does Seller have any knowledge of, any contract or outstanding claim for the payment of any broker's or finder's fee which Seller is obligated to pay in connection with the origin, negotiation, execution, or performance of this Agreement for which Buyer could be held responsible.

3.05 Non-Contravention.  Neither the execution, delivery nor performance of this Agreement by Seller will (i) conflict with or result in a violation under any provision of Seller's governing documents; (ii) conflict with or result in a violation of any provision of, or constitute a default under, any material contract or agreement or any bank loan, indenture or credit agreement to which Seller is a party or by which any of its properties or assets are bound; (iii) violate any Applicable Law binding upon Seller; (iv) violate any applicable order, writ, judgment or decree of any Governmental Entity binding upon Seller; or (v) result in the creation of any Lien on any of the Assets.

3.06 Approvals.  Except for routine change of operator filings and approvals that are required to be obtained from Governmental Entities that are lessors under leases forming a part of the Assets (or that administer such leases on behalf of such lessors) which are customarily obtained post-closing, no authorization, consent or approval of, or filing with, any Governmental Entity is required to be obtained or made by Seller for the execution and delivery by Seller of this Agreement and the consummation by Seller of the transaction contemplated hereunder. No authorization, consent or approval of any non-governmental third party is required to be obtained by Seller for the execution and delivery of this Agreement or the consummation by Seller of the transaction contemplated hereunder, except as set forth in Section 3.06 of the Seller Disclosure Schedule and except for such authorizations, consents, approval or filings which are normally acquired after Closing.

3.07 Valid and Binding Agreement.  This Agreement has been duly executed and delivered by Seller, and all documents and instruments required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller. This Agreement and all such documents and instruments constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms, subject, however, to (i) the effects of bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

3.08                Proceedings.  Except as set forth in Section 3.08 of the Seller Disclosure Schedule, there are no Proceedings pending or, to Seller's knowledge, threatened, in which Seller is or may be a party that relates to the Assets.  There are no Proceedings pending or, to the Seller's knowledge, threatened, in which Seller is or may be a party affecting the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller.  There are no bankruptcy, reorganization or arrangement Proceedings pending, being contemplated by, or to Seller's knowledge, threatened against Seller.

3.09                Imbalances and Pre-Payments.  Except as disclosed in Section 3.09 of the Seller Disclosure Schedule, Seller is not obligated by virtue of a prepayment arrangement, make-up right under a production sales contract containing a "take or pay" or similar provision, production payment or any other arrangement, to deliver Hydrocarbons or proceeds from the sale thereof, attributable to the Assets at some future time without then or thereafter receiving the full contract price therefor.

3.10 Call on Production.  Except as identified in Section 3.10 of the Seller Disclosure Schedule, no person has any call upon, option to purchase or similar right to obtain production from the Assets.

3.11 Payment of Expenses, Taxes and Royalties.  All expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Assets, and all severance, production, ad valorem, and other similar Taxes) relating to the ownership or operation of the Assets, have been, and are being, paid (timely, and before the same become delinquent) by Seller, except such expenses and Taxes as are disputed in good faith by Seller and for which an adequate accounting reserve has been established by Seller.  All rentals, royalties and other payments under the Leases have been, and are being, paid timely, except the royalty and other payments that have been placed in suspense according to customary accounting practices.

3.12 Compliance With Laws.  The ownership and operation of the Assets  operated by Seller have been in material compliance with all Applicable Laws, and to Seller's knowledge, the ownership and operation of the Assets not operated by Seller have been in material compliance with all Applicable Laws; provided, that the foregoing shall not be deemed to apply to Applicable Environmental Laws.

3.13 Production Proceeds.  All proceeds of production attributable to the Assets are currently being paid directly to Seller or its authorized agents without the furnishing of indemnity, other than normal and customary warranties contained in the division orders, transfer orders or gas sale contracts, and no portion of such proceeds are being held in suspense.

3.14 Permits.  Seller has obtained all material Permits which are presently required under Applicable Laws for the operation of the Assets, and such Permits are in full force and effect and Seller is in material compliance with its obligations with respect thereto.

3.15 P&A Obligations.  As to wells operated by Seller, and to Seller's knowledge, as to wells operated by third parties, there exist no wells that have been plugged and abandoned in a manner that does not comply in all material respects with Applicable Law.

3.16 Equipment.  All equipment and personal property currently used on the Assets operated by Seller have been maintained in an operable state of repair consistent with customary standards in the industry.  All equipment and personal property currently used on the Assets not operated by Seller have, to Seller's Knowledge, been maintained in an operable state of repair consistent with customary standards in the industry.

3.17 Taxes.  All material taxes based on or measured by the ownership of the Assets or the production of Hydrocarbons from the Assets Seller operates or the receipt of proceeds therefrom, in each case, that have become due and payable prior to the Effective Time have been paid.  With respect to the Assets, there are no suits, proceedings, claims, investigations, audits, inquiries pending or threatened against Seller by any taxing authority for taxes.  There are no outstanding liens or other encumbrances with respect to taxes upon any of the Assets.

3.18 Capital Commitments.  As of the date of this Agreement, there are no outstanding authorizations for expenditure or other capital commitments that are binding on the Assets and could reasonably be expected to require expenditures by Seller after the Effective Time in excess of $25,000 net to Seller's working interest or ownership interest in the affected Asset.

3.19                 Material Contracts.

(a)
Section 3.19 of the Seller Disclosure Schedule sets forth all Material Contracts (as defined in Section 3.19(c)) to which such Seller is a party or by which any Asset operated by such Seller is subject (collectively, "Applicable Material Contracts").

(b)
Except as set forth on Section 3.19 of the Seller Disclosure Schedule: (1) Seller is not in breach or default under any Applicable Material Contract in any material respect and, to Seller's knowledge, no other party is in breach or default under any Applicable Material Contract in any material respect. Seller has made available to Buyer correct and complete copies of all Applicable Material Contracts (for the avoidance of doubt, including any amendment or modification thereto or written waiver that permanently affects any material right thereunder); (2) there are no hedges, swaps or other derivatives contracts entered into by such Seller that will be binding on Buyer after Closing; (3) each Applicable Material Contract (other than any Applicable Material Contract that will terminate or expire by its terms prior to Closing) is in full force and effect in all material respects and constitutes a legal, valid and binding obligation of Sellers and, to Seller's knowledge, of the other parties thereto; and (4) to such Seller's knowledge, no event has occurred which with the passage of time or giving of notice or both that to such Seller's knowledge, would constitute a breach or default by Sellers, or would result in a loss of rights or permit termination, modification or acceleration, under any Applicable Material Contract.

(c)	For purposes of this Agreement, "Material Contract" means any agreement or contract that will survive the Closing and which is one or more of the following types:

(1)
any agreement or contract that can reasonably be expected to result in aggregate payments by Seller net to such Seller's interest of more than $10,000 during any calendar year or $20,000 over the term of such Contract or over 20 years for Contracts with no set expiration date;

(2)	any agreement or contract that can reasonably be expected to result in aggregate revenues to such Seller net to such Seller's interest of more than $10,000 during any calendar year;

(3)
any Hydrocarbon marketing, gathering, transportation, storage, exchange, processing or similar Contract that is not terminable without penalty, payment or other consideration upon 60 days or less prior written notice or which is guaranteed with minimum throughput requirements;

(4)
any farmout agreement, farmin agreement, area of mutual interest agreement, exploration agreement, development agreement, participation agreement, joint venture or similar agreement, solely to the extent that any of the foregoing provide for unexpired rights to earn or acquire an interest in the Leases or Wells or any other material obligation, right or restriction that has not expired or any joint operating agreement, pooling, communitization or unitization agreement or unit operating agreement;

(5)	all agreements or contracts that have outstanding drilling obligations or other commitments to perform operations on the Assets or engage in continuous development;

(6)
any agreement or contract for the sale, purchase, exchange, or other disposition of Hydrocarbons produced from the Leases and Wells that is ongoing or contains any material outstanding obligation and that is not terminable without penalty, payment or other consideration upon 60 days or less prior written notice; any agreement or contract that is an indenture, mortgage, loan, credit or sale-leaseback, evidence of indebtedness or similar agreement or contract, and any hedge, swap or other derivative agreement or contract;

(7)
any agreement or contract that involves any take or pay payment, advance payment or other similar payment to deliver Hydrocarbons, or proceeds from the sale thereof, at some future time without receiving full payment therefor at or after the time of delivery or any agreement or contract that is otherwise a call or option on production; and

(8)	any agreement or contract for the acquisition of leases or leasehold or mineral rights or the sale, exchange or transfer of any of Asset.

3.20                 Environmental Matters.

(a)
Seller has not entered into, and is not subject to, any pending consent order, consent decree, compliance order or administrative order pursuant to any Applicable Environmental Laws that relate to the future use of any of the Assets and that require any remediation or other change in the present condition of any of the Assets.

(b)
Seller is not subject to any pending or, to such Seller's knowledge, threatened (in writing) complaint or claim related to any non-compliance with Applicable Environmental Laws with respect to the Assets.

(c)	Seller has not received any written notice, which remains unresolved, from any Governmental Entity alleging that Seller is in violation of any Applicable Environmental Law.

(d)
Seller possesses all material Permits presently required under Applicable Environmental Laws to be obtained by Seller for the operation the Assets as presently conducted, and Seller is in material compliance with such Permits.

(e)
Seller has provided Buyer with copies of all Phase I Environmental Site Assessments and other material environmental third party audits or reports relating to the Assets that are in its possession or control.

3.21 Notwithstanding the foregoing, Seller has informed Buyer that the legal existence of Seller shall be terminated upon the later of six months from the date hereof or the date after which Buyer no longer has an unresolved indemnity claim pursuant to Article XI.

ARTICLE IV.
BUYER'S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as follows:

4.01 Existence and Good Standing.  Buyer is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization. Buyer has the power and authority to own its property and to carry on its business, as now conducted, and to enter into and to carry out the terms of this Agreement.

4.02 Authorization.  The execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Buyer.

4.03 Broker's Fees.  Buyer is not a party to, or in any way obligated under, nor does Buyer have any knowledge of, any contract or outstanding claim for the payment of any broker's, marketer's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement for which Seller could be held responsible.

4.04 Non-Contravention.  Neither the execution, delivery and performance of this Agreement by Buyer will (i) conflict with or result in a violation under any provision of Buyer's governing documents; (ii) conflict with or result in a violation of any provision of, or constitute a default under, any material contract or agreement or any bank loan, indenture or credit agreement to which Buyer is a party or by which any of its properties or assets are bound; (iii) violate any Applicable Law binding upon Buyer; (iv) violate any applicable order, writ, judgment or decree of any Governmental Entity binding upon Buyer.

4.05 Approvals.  Except for routine change of operator filings and approvals that are required to be obtained from Governmental Entities that are lessors under leases forming a part of the Assets (or that administer such leases on behalf of such lessors) which are customarily obtained post-closing, no authorization, consent or approval of, or filing with, any Governmental Entity is required to be obtained or made by Buyer for the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereunder. No authorization, consent or approval of any non-governmental third party is required to be obtained by Buyer for the execution and delivery of this Agreement or the consummation by Buyer of the transaction contemplated hereunder.

4.06 Valid and Binding Agreement.  This Agreement has been duly executed and delivered by Buyer, and all documents and instruments required hereunder to be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer. This Agreement and all such documents and instruments constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms, subject, however, to (i) the effects of bankruptcy, insolvency, reorganization and other similar laws affecting creditors' rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

4.07               Proceedings.  There are no Proceedings pending or, to the Buyer's knowledge, threatened, in which Buyer is or may be a party affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.  There is no bankruptcy, reorganization or arrangement Proceedings pending, being contemplated by, or to the Buyer's knowledge, threatened against Buyer.

4.08                Funding Ability.  At the Closing, Buyer will have such funds as are necessary for the consummation by it of the transactions contemplated hereby.

4.09 Knowledgeable Buyer.  Buyer is engaged on an ongoing basis in the oil and gas exploration and production business. Buyer can bear the economic risks attributable to a purchase and ownership of the Assets. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks associated with the acquisition of the Assets.  Buyer has been informed that the solicitations of offers and the sale of the Assets by Seller have not been registered with any securities commission, state or federal, and Buyer hereby specifically agrees that neither Buyer, nor its directors, shareholders, employees, representatives or agents, shall initiate any Proceeding based upon the assertion or claim that the sale contemplated hereunder is the sale of securities.

4.10 No Distribution.  Buyer is acquiring the Assets for its own benefit and account and not with the intent of selling or making a distribution of such Assets in violation of applicable federal or state securities laws.

4.11 Reliance; Independent Investigation.  In making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on (a) its own independent due diligence investigation of the Assets and (b) its own expertise and judgment and the advice and counsel of its own legal, tax, economic, environmental, engineering, geological and geophysical and other advisors and consultants (and, without limiting the foregoing, not on any comments or statements of Seller or any representatives of, or consultants or advisors engaged by, Seller).

4.12 Breach on Date Hereof.  As of the date of this Agreement, Buyer has no knowledge of any breach by Seller of any of its representations and warranties contained in Article III.

 ARTICLE V.
DISCLAIMERS AND WAIVERS

EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY, OR IMPLIED, AS TO (i) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS; (ii) THE PRESENCE, QUALITY, AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS; (iii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES; (iv) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (v) THE VALIDITY AND MAINTENANCE OF ANY OF THE LEASES; (vi) THE ENVIRONMENTAL CONDITION OF THE ASSETS; (vii) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; AND (ix) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE ASSETS.

WITHOUT LIMITING THE FOREGOING, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT: SELLER HEREBY EXPRESSLY DISCLAIMS ANY WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, AS TO OPERATING CONDITION, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, CONDITION OR OTHERWISE, CONCERNING ANY OF THE ASSETS; ALL WELLS, PERSONAL PROPERTY, MACHINERY, EQUIPMENT AND FACILITIES THEREIN, THEREON AND APPURTENANT THERETO, SHALL BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY "AS IS, WHERE IS, AND WITH ALL FAULTS AND WITHOUT WARRANTY"; SELLER DOES NOT WARRANT THE ASSETS TO BE FREE FROM REDHIBITORY DEFECTS, LATENT OR APPARENT, AND BUYER

EXPRESSLY SPECIFICALLY WAIVES ANY CLAIM UNDER ARTICLES 2520 THROUGH 2548 OF THE LOUISIANA CIVIL CODE, AS AMENDED, OR ANY OTHER PROVISIONS OR THEORIES OF LAW, FOR A REDUCTION OR ADJUSTMENT IN THE PURCHASE PRICE BASED UPON REDHIBITION OR QUANTI MINORIS OR ACTION OF EVICTION ON ACCOUNT OF CONDITION OR MERCHANTABILITY OF THE ASSETS. THIS WAIVER OF WARRANTY EXTENDS TO ALL DEFECTS, EVEN IF THE DEFECT OR DEFECTS RENDER THE ASSETS ABSOLUTELY USELESS OR SO INCONVENIENT OR IMPERFECT THAT BUYER WOULD NOT HAVE PURCHASED THE ASSETS HAD BUYER KNOWN OF THE DEFECT. BUYER ACKNOWLEDGES THAT IT HAS EXAMINED THE ASSETS THOROUGHLY AND IS FULLY SATISFIED WITH THEIR CONDITION. BUYER AND SELLER ACKNOWLEDGE AND STIPULATE THAT THE PURCHASE PRICE WAS NEGOTIATED AND AGREED UPON AFTER CONSIDERATION OF THIS WAIVER OF WARRANTY. BUYER ACKNOWLEDGES THAT THIS WAIVER HAS BEEN BROUGHT TO THE ATTENTION OF BUYER AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO THIS WAIVER OF WARRANTY OF FITNESS AND/OR WARRANTY AGAINST REDHIBITORY VICES AND DEFECTS.

BUYER HEREBY ALSO WAIVES ITS RIGHTS UNDER THE LOUISIANA UNFAIR TRADE PRACTICES AND CONSUMER PROTECTION LAW ("LUTPA") AND ANY SIMILAR LAW IN ANY OTHER STATE TO THE EXTENT SUCH ACT OR SIMILAR LAW WOULD OTHERWISE APPLY.  AFTER CONSULTATION WITH AN ATTORNEY OF BUYER'S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

ARTICLE VI.
TITLE AND ENVIRONMENTAL DUE DILIGENCE

6.01 Title Due Diligence Examination.

(a)
From the date of this Agreement until 5 p.m. (local time in Jenks, Oklahoma) on January 29, 2018 (the "Examination Period"), Seller shall afford to Buyer and its authorized representatives reasonable access during normal business hours to the office, personnel and books and records of Seller in order for Buyer to conduct a title examination as it may in its sole discretion choose to conduct with respect to the Assets in order to determine whether Title Defects (as below defined) exist ("Buyer's Title Review"); provided, however, that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Seller or impede the efforts of Seller to comply with its other obligations under this Agreement.  Such books and records shall include all abstracts of title, title opinions, title files, lease files, assignments, division orders, operating records and agreements, and financial and accounting records, in each case insofar as same may now be in existence and in the possession of Seller, excluding, however, any information that Seller is prohibited from disclosing by third party confidentiality restrictions.  The cost and expense of Buyer's Title Review, if any, shall be borne solely by Buyer.  All requests for access to Seller's employees, contractors, offices, properties, books and records shall be made to such representatives designated in writing by Seller (the "Designated Representatives"), which Designated Representatives shall be solely responsible for coordinating all such requests and all access permitted hereunder.  Buyer shall not contact any of the customers or suppliers of Seller or its working interest co-owners or operators, in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of Seller's Designated Representatives, which consent shall not be unreasonably withheld.

(b)
If Buyer discovers any Title Defect affecting any of the Assets, Buyer shall notify Seller prior to the expiration of the Examination Period of such alleged Title Defect.  To be effective, such notice ("Title Defect Notice") must (i) be in writing, (ii) be received by Seller prior to the expiration of the Examination Period, (iii) describe the Title Defect in reasonable detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Asset affected by such Title Defect, (v) include the value of such Title Defect as determined by Buyer in good faith and (vi) set forth the action that Buyer reasonably believes needs to be taken in order to cure the Title Defect.  Any matters that may otherwise constitute Title Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, shall be deemed to have been waived by Buyer for all purposes.  Upon the receipt of such effective Title Defect Notice from Buyer, Seller shall have the option, in addition to the remedies set forth in Section 6.01(c) (the "Remedies for Title Defects"), but not the obligation, to attempt to cure such Title Defect at any time prior to the Closing.  The Asset affected by such uncured Title Defect shall be a "Title Defect Property".

(c)
With respect to each Title Defect that is not cured or waived on or before the Closing, the Purchase Price shall be reduced by the Title Defect Amount with respect to such Title Defect Property.  The "Title Defect Amount" shall mean, with respect to a Title Defect Property, the amount by which such Title Defect Property is impaired as a result of the existence of one or more Title Defects, which amount shall be determined as follows:

(i)
The Title Defect Amount with respect to a Title Defect Property shall be determined by taking into consideration the "Allocated Value" (as set forth in Exhibit "B") of the Asset subject to such Title Defect, the portion of the Asset subject to such Title Defect, and the legal effect of such Title Defect on the Asset affected thereby;

provided, however, that: (A) if such Title Defect is in the nature of Seller's Net Revenue Interest in an Asset being less than the Net Revenue Interest set forth on Exhibit  B and the Working Interest remains the same, then Buyer and Seller agree that the Purchase Price shall be reduced in an amount equal to the Allocated Value for the relevant Asset multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect; and (B) if such Title Defect is in the nature of a Lien, then Sellers and Buyer agree that the Purchase Price shall be reduced in the amount equal to the amount required to fully discharge such Lien; and

(ii)
If the Title Defect results from any matter not described in Section 6.01(c)(i), the Title Defect Amount shall be an amount equal to the difference between the value of the Title Defect Property affected by such Title Defect with such Title Defect and the value of such Title Defect Property without such Title Defect (taking into account the portion of the Allocated Value of the Title Defect Property).

(d)	As used in this Section 6.01:

(i)	"Marketable Title" means, as of the Closing Date, with respect to the Assets, such record title and ownership by Seller that:

(A)
entitles Seller to receive and retain, without reduction, suspension or termination, not less than the percentage set forth in Exhibit "B" as Seller's "Net Revenue Interest" of all Hydrocarbons produced, saved and marketed from each well or unit comprising such Asset as set forth in Exhibit "B," through plugging, abandonment and salvage of all wells comprising or included in such Asset, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 7.01;

(B)
obligates Seller to bear not greater than the percentage set forth in Exhibit "B" as Seller's "Working Interest" of the costs and expenses relating to the maintenance, development and operation of each lease, well or unit comprising such Asset, through plugging, abandonment and salvage of all wells comprising or included in such Asset, and except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 7.01; and

(C)	is free and clear of all Liens, except Permitted Encumbrances.

(ii)
"Permitted Encumbrances" shall mean (A) Liens for taxes which are not yet delinquent or which are being contested in good faith and for which Seller shall be responsible after the Closing; (B) normal and customary liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Assets, which obligations are not yet due and pursuant to which Seller is not in default; (C) mechanic's and materialman's Liens relating to the Assets, which obligations are not yet due and for which Seller shall be responsible after the Closing; (D) Liens in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not materially affect the value of any property encumbered thereby or materially impair the ability of the obligor to use any such property in its operations; (E) all approvals or rights to consent by, required notices to, filing with or other actions by Governmental Entities, including the Louisiana State Mineral and Energy Board acting on behalf of the State of Louisiana, in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance; (F) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of operations, pipelines, or facilities or the like to the extent the same do not unreasonably interfere with the operation and ownership of the Assets; (G) easements, rights-of-way, servitudes, permits and other rights, on, over or in respect of any of the Leases to the extent the same do not unreasonably interfere with the operation and ownership of the Assets; (H) other Liens, contracts, agreements, instruments, obligations, defects and irregularities affecting the Wells which individually or in the aggregate do not reduce the interest of Seller with respect to Hydrocarbons produced from (or, where subject to a unit or pooling agreement, allocated to) any Wells below the "Net Revenue Interest" or "NRI" set forth at Exhibit "B" for the Wells, increase the interest of Seller with respect to Hydrocarbons produced from (or, where subject to a unit or pooling agreement, allocated to) any Wells above "Working Interest" set forth at Exhibit "B" for the Wells or unreasonably interfere with the operation and ownership of the Assets; and (I) all rights reserved to or vested in any Governmental Entity to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental authority; (J) any Title Defects as Buyer may have expressly waived in writing or which are deemed to have been waived under this Agreement; and, (K) preferential rights to purchase and consent to transfer requirements of any person other than a party hereto or any Governmental Entity (i) to the extent not triggered by the consummation of the transactions contemplated herein or (ii) if triggered by the consummation of the transactions contemplated herein, with respect to which waivers or consents shall have been obtained from the appropriate parties or the time period to exercise the preferential right to purchase or to withhold consent has expired.

(iii)
"Title Defect" shall mean any particular defect in or failure of Seller's ownership of any Asset: (A) that causes Seller to not have Marketable Title to such Asset, (B) regarding which a Title Defect Notice has been timely and otherwise validly delivered, and (C) that has attributable thereto a Title Defect Value in excess of $10,000.00.  Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Title Defect:  (1) defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another person's superior claim of title to the relevant Asset; (2) defects or irregularities that have been cured or remedied by the passage of time, including applicable statutes of limitation or statutes for prescription; (3) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship proceedings; (4) defects or irregularities in title that have not delayed or prevented Seller (or Seller's predecessor, if owned by Seller less than three years) from receiving its Net Revenue Interest share of the proceeds of production and have not caused Seller to bear a share of expenses and costs greater than its Working Interest share from any lease, unit or well for a period of (10) years or more; (5) defects or irregularities resulting from or related to probate proceedings or the lack thereof which defects or irregularities have been outstanding for three years or more; and (6) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights and any defect or irregularity as would normally be waived by persons engaged in the oil and gas business when purchasing producing properties.

6.02 Environmental Due Diligence Examination.

(a)
Buyer shall have the right, or the right to cause an environmental consultant reasonably acceptable to Seller ("Buyer's Environmental Consultant") to conduct an environmental review of the Assets prior to the expiration of the Examination Period ("Buyer's Environmental Review").  The cost and expense of Buyer's Environmental Review, if any, shall be borne solely by Buyer.  With respect to any samples taken in connection with Buyer's Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller.

(b)
Unless otherwise required by Applicable Law, Buyer shall (and shall cause Buyer's Environmental Consultant, if applicable, to) treat confidentially any matters revealed by Buyer's Environmental Review and any reports or data generated from such review (the "Environmental Information"), and Buyer shall not (and shall cause Buyer's Environmental Consultant, if applicable, to not) disclose any Environmental Information to any Governmental Entity or other third party without the prior written consent of Seller.  Unless otherwise required by Applicable Law, Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement.  If Buyer, Buyer's Environmental Consultant, if applicable, or any third party to whom Buyer has provided any Environmental Information become legally compelled to disclose any of the Environmental Information, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller, at Seller's expense, to file any protective order, or seek any other remedy, as it deems appropriate under the circumstances.  If this Agreement is terminated prior to the Closing, Buyer shall deliver the Environmental Information to Seller, which Environmental Information shall become the sole property of Seller.  Buyer shall provide copies of the Environmental Information to Seller without charge.

(c)
If Buyer and/or Buyer's Environmental Consultant, if applicable, discovers any On-site Environmental Defect (as herein defined) affecting the Assets or any Off-site Environmental Defect (as herein defined) prior to the expiration of the Examination Period, Buyer shall notify Seller prior to the expiration of the Examination Period of such alleged Environmental Defect.  To be effective, such notice (an "Environmental Defect Notice") must (i) be in writing, (ii) be received by Seller prior to the expiration of the Examination Period, (iii) describe the Environmental Defect in reasonable detail, (iv) identify the specific Asset affected by such Environmental Defect, (v) include the value of such Environmental Defect as determined by Buyer in good faith and (vi) set forth the action that Buyer reasonably believes needs to be taken in order to cure the Environmental Defect. Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for purposes of this Section 6.02.  Upon the receipt of such effective notice from Buyer, Seller shall have the option, in addition to the remedy set forth in Section 6.02(d), but not the obligation, to attempt to cure such Environmental Defect at any time prior to the Closing.

(d)
If any Environmental Defect described in a notice delivered in accordance with Section 6.02 is not cured on or before the Closing, then the Purchase Price shall be reduced, subject to this Section 6.02 and the rights of Seller under Section 6.05, by the Environmental Defect Value of such Environmental Defect.

(e)	As used in this Section 6.02:

(i)
"Environmental Defect" shall mean (i) with respect to any given Asset, a violation of Applicable Environmental Laws in effect as of the date hereof in the jurisdiction in which such Asset is located (an "On-site Environmental Defect") that requires an immediate remediation, or (ii) any liability under any Applicable Environmental Law with respect to offsite disposal of hazardous materials or substances or waste materials (an "Off-site Environmental Defect"), in either case regarding which an Environmental Defect Notice has been timely and otherwise validly delivered and that has attributable thereto an Environmental Defect Value in excess of $50,000.00.  It is specifically acknowledged and agreed that the presence in any wellbore, equipment, pipeline, flowline or vessel on or related to the Assets of naturally occurring radioactive material or asbestos shall not be deemed to constitute an Environmental Defect for purposes of this Agreement.

(ii)
"Environmental Defect Value" shall mean, (i) with respect to any On-site Environmental Defect, the reasonably estimated costs and expenses to correct such Environmental Defect in the most cost effective manner reasonably available, consistent with Applicable Environmental Laws, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost effective manner reasonably available or (ii) with respect to any Off-site Environmental Defect, the amount that will be required to be paid by Seller to a third party in respect of a claim by such third party.

6.03             Adjustments to Purchase Price for Title Defects and Environmental Defects.  Notwithstanding anything to the contrary contained in this Agreement: (i) if the aggregate adjustment to the Purchase Price, determined in accordance with this Agreement for all Title Defects and Environmental Defects, is less than or equal to two and one-half percent (2.5%) of the Purchase Price, then no adjustment of the Purchase Price shall be made therefore; and  (ii) if the aggregate adjustment to the Purchase Price, determined in accordance with this Agreement for all Title Defects and Environmental Defects, is greater than two and one-half percent (2.5%) of the Purchase Price, then the Purchase Price shall be adjusted by the amount of Title Defects and Environmental Defects in excess of two and one-half percent (2.5%) of the Purchase Price, subject to Section 10.01(c) below.

6.04                 Additional Options of Seller in Respect of Title Defects and Environmental Defects.  Notwithstanding anything herein to the contrary, Seller shall have the option, by notice in writing to Buyer on or before Closing: (i) to exclude the affected Asset from the purchase and sale and reduce the Purchase Price by an amount equal to the Allocated Value for such affected Asset as set forth in Exhibit "B" or, if there is no such Allocated Value for such affected Asset, then by an amount mutually agreed upon; (ii) to attempt to cure such Title Defect or Environmental Defect after the Closing (with any such Title Defect or Environmental Defect being called a "Post-Closing Defect"); or (iii) submit a dispute between Seller or Buyer over the existence of a Title Defect or an Environmental Defect or the amount to remedy such Title Defect or Environmental Defect to arbitration pursuant to Section 14.12. In the event Seller elects the option described in clause (ii), the transactions contemplated hereby will close as provided herein, but an amount equal to the Allocated Value for the Asset to which the Post-Closing Defect pertains shall be deducted from the Adjusted Purchase Price otherwise payable at Closing and be paid into an escrow account (the "Defects Escrow") established with a federally insured savings or banking institution mutually acceptable to Buyer and Seller (the "Defects Escrow Agent") pursuant to the terms of an escrow agreement in a form mutually agreeable by Buyer and Seller (the "Defects Escrow Agreement").  The amount deposited into the Defects Escrow with respect to a Post-Closing Defect will remain therein until released as provided in Section 6.05.  The parties will structure the Defects Escrow Agreement in a manner to allow Seller to report the transaction under Section 453 of the Code.

6.05                 Resolution of Post-Closing Defects.  Buyer and Seller will act in good faith and reasonably cooperate after the Closing with respect to curing a Post-Closing Defect.  If Seller and Buyer mutually agree that a Post-Closing Defect has been cured, then within two Business Days after such determination, the amount withheld in the Defects Escrow with respect thereto (together with any interest earned thereon) shall be released to the Seller in accordance with the terms of the Defects Escrow Agreement.  If Seller and Buyer mutually agree that a Post-Closing Defect has been partially cured, then the Seller and Buyer shall mutually determine the portion of the amount retained in the Defects Escrow with respect thereto (together with any interest earned thereon) that should be paid to Buyer to compensate it for the uncured portion thereof (together with interest earned thereon), and the remaining portion of such amount shall be released to the Seller (together with any interest earned thereon) in accordance with the terms of the Defects Escrow Agreement.  If Seller and Buyer mutually agree that a Post-Closing Defect has not been cured, then within two Business Days after such determination, the amount withheld in the Defect Escrow with respect thereto (together with any interest earned thereon) shall be released to the Buyer in accordance with the terms of the Defects Escrow Agreement.  If, at the end of the ninety (90) day period commencing on the Closing Date (the "Cure Period"), Seller has been unable to cure a Post-Closing Defect (and there is no dispute as to whether or not it has been cured), the amount withheld in the Defect Escrow with respect thereto (together with any interest earned thereon) shall be released to the Buyer in accordance with the terms of the Defects Escrow Agreement. If, at the end of the Cure Period, the Seller and Buyer are unable to agree whether there has been a satisfactory resolution of a Post-Closing Defect, then such disagreement shall be resolved as provided in Section 14.12.

6.06             BUYER INDEMNIFICATION.  BUYER HEREBY INDEMNIFIES AND SHALL RELEASE, DEFEND AND HOLD SELLER AND ITS DIRECTORS, OFFICERS, SHAREHOLDERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS, SUCCESSORS, AND ASSIGNS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING FROM BUYER'S INSPECTING AND OBSERVING THE ASSETS, INCLUDING (I) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS, AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER, EXCEPT FOR INJURIES OR DEATH CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER OR ITS DIRECTORS, OFFICERS, SHAREHOLDERS, PARTNERS, MEMBERS, EMPLOYEES, CONTRACTORS, AGENTS, CONSULTANTS, OR REPRESENTATIVES; AND (II) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF SELLER OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OF SELLER OR THIRD PARTIES, TO THE EXTENT CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF BUYER.  THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE ASSET OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.

ARTICLE VII.
ADDITIONAL PRE-CLOSING AGREEMENTS OF PARTIES

7.01 Operations Prior to Closing.  Seller will continue the operation of the Assets in the ordinary course of its business (or, where Seller is not the operator of an Asset, will continue its actions as a non-operator in the ordinary course of its business), and will not sell or otherwise dispose of any portion of the Assets, except for sales or other dispositions of (i) Hydrocarbons in the ordinary course of business after production, or (ii) equipment and other personal property or fixtures in the ordinary course of business where the same has become obsolete, is otherwise no longer useful for the operation of the Assets, or is replaced by an item or items of at least equal suitability.  Should Seller receive (or desire to make) any proposals to drill additional wells on the Assets, or to conduct other operations which require consent of non-operators under the applicable operating agreement, it will notify Buyer of, and consult with Buyer concerning, such proposals, and will not consent to any single operation exceeding $25,000.00 in cost (net to Seller's interest) without the consent of Buyer, which such consent will not be unreasonably withheld.  If such proposed operation does not exceed $25,000.00 (net to Seller's interest) any decisions with respect to such proposal shall be made by Seller in its sole discretion, so long as the decisions are made in the ordinary course of business.  Without expanding any obligations that Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer with respect to the operation of an Asset greater than that which it might have as the operator to a non-operator under the current AAPL form operating agreement, IT BEING RECOGNIZED THAT, UNDER SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OR LIABILITY OTHER THAN FOR ITS GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

7.02 Reasonable Efforts.  Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its Reasonable Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby; (ii) Reasonable Efforts to obtain any such consents, approvals, orders, authorizations, and waivers and to effect any such declarations, filings, and registrations; (iii) Reasonable Efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iv) Reasonable Efforts to defend, and cooperation in defending, all lawsuits or other Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

7.03 Notice of Litigation.  Until the Closing, (i) Seller, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against Seller and which affects this Agreement or the transactions contemplated hereby and (ii) Buyer, upon learning of the same, shall promptly notify Seller of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement or the transactions contemplated hereby.

7.04 [Intentionally left blank]

7.05 Preferential Rights to Purchase and Consents.

(a)
Following execution of this Agreement by the parties, Seller shall send to each third party holding a preferential right to purchase or acquire any Asset or any interest therein as a result of or in connection with the transactions contemplated by this Agreement (a "Preference Right"), a notice offering to sell to such holders, in accordance with the provisions of the agreement applicable to such Preference Right, the Asset covered by such Preference Right on substantially the same terms hereof and for the value allocated by Buyer to such an Asset on Exhibit "B".  If a third party who has been offered an interest in an Asset pursuant to a Preference Right makes a timely election prior to Closing to purchase all or part of such Asset pursuant to the aforesaid offer and Seller receives written notice of such election at least two (2) days prior to the Closing Date, the Asset or part thereof so affected will be eliminated from the Assets and (i) if all of such Asset is affected by the Preference Right, then the Purchase Price shall be reduced by the value of such Asset set forth on Exhibit "B", or (ii) if only an interest in such Asset is affected by the Preference Right, then the Purchase Price shall be reduced by the value of such interest determined in accordance with the method set forth in Section 6.01 as if such interest failed on account of a Title Defect.  If such third party has not made its election prior to Closing and the time to make such election has not yet expired, the Asset or interest therein affected shall be retained by Seller and the Purchase Price shall be reduced by (i) the value of such asset set forth on Exhibit "B" if all of such Asset is affected by such Preferential Right or, (ii) if only an interest in the Asset is so affected, by the value of such interest determined in accordance with the method set forth in Section 6.01.  If the third party elects to purchase such Asset or interest therein in accordance with its Preference Right following Closing, Seller shall convey such Asset or interest therein to such third party and shall retain the proceeds from such sale and thereafter such Asset shall be deemed to be an Excluded Asset for purposes of this Agreement; if the third party elects to waive its right to purchase or the time to make such election expires, Seller shall convey such Asset or portion thereof to Buyer and Buyer shall pay Seller the amount of the reduction in the Purchase Price with respect thereto.

(b)
Seller will notify third parties that have rights to require a consent to the transfer of an Asset (a "Transfer Requirement") in order to comply with or attempt to obtain waivers of such Transfer Requirements, except with respect to any Transfer Requirements deemed a Permitted Encumbrance in clause (E) of the definition thereof (6.01(d)(ii)).  If any Transfer Requirement is not obtained, complied with or otherwise satisfied prior to the Closing Date, any Asset or interest therein affected by such Transfer Requirement shall, at the option of Buyer, be retained by Seller and the Purchase Price shall be reduced by (i) the value of the Asset set forth on Exhibit B if all of such Asset is affected by such Transfer Requirement, or

(ii) if only an interest in the Asset is so affected, by the value of such interest determined in accordance with the method set forth in Section 6.01.  If such Transfer Requirement is obtained, complied with or otherwise satisfied following Closing, Seller shall convey such Asset or portion thereof to Buyer and Buyer shall pay Seller the amount of the reduction in the Purchase Price with respect thereto; otherwise, such Asset shall be deemed to be an Excluded Asset for purposes of this Agreement.

7.06 Notification of Inaccuracy of Representation and Warranty.  Prior to Closing, Buyer will notify Seller promptly after the discovery by Buyer of sufficient facts and circumstances that would reasonably cause Buyer to believe that a representation and warranty of Seller contained in this Agreement will be untrue in any material respect on the Closing Date.

ARTICLE VIII.
CONDITIONS PRECEDENT TO CLOSING

8.01 Seller's Conditions Precedent.  The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to fulfillment on or prior to the Closing Date of each of the following conditions:

(a)	Buyer shall have performed and complied, in all material respects, with all terms of this Agreement required to be performed by, or complied with, by Buyer prior to Closing.

(b)
Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) shall be true and correct in all material respects on and as of the Closing Date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(c)
No Proceeding shall, on the Closing Date, be pending before any Governmental Entity in which it is sought by a person or entity other than the parties hereto or any of their respective affiliates to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or to obtain damages in connection with the transactions contemplated herein.

8.02 Buyer's Conditions Precedent.  The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to fulfillment on or prior to the Closing Date of each of the following conditions precedent:

(a)	Seller shall have performed and complied, in all material respects, with all terms of this Agreement required to be performed by, or complied with, by Seller prior to Closing.

(b)
Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) shall be true and correct in all material respects on and as of the Closing Date, except as affected by transactions permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(c)
No Proceeding shall, on the Closing Date, be pending before any Governmental Entity in which it is sought by a person or entity other than the parties hereto or any of their respective affiliates to restrain, prohibit or invalidate any of the transactions contemplated by this Agreement or to obtain damages in connection with the transactions contemplated herein.

ARTICLE IX.
CLOSING; CERTAIN POST-CLOSING AGREEMENTS

9.01 Time and Place of Closing.  The sale and purchase of the Assets pursuant to this Agreement (the "Closing") shall be consummated and completed in the corporate offices of Seller, 100 South Riverfront Drive, Suite 600, Jenks, Oklahoma 74037, at 10:00 a.m. (local Tulsa, Oklahoma time) on or before February 5, 2018.  The date on which the Closing is required to take place is herein called the "Closing Date."

9.02 Closing Obligations.  At the Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)	Seller shall execute, acknowledge and deliver to Buyer the instruments of Assignment, Bill of Sale and Conveyance in substantially the forms of Exhibit "C" (the "Conveyances").

(b)	Buyer shall pay to Seller the Adjusted Purchase Price by wire transfer of immediately available federal funds as provided in the Preliminary Settlement Statement.

(c)
Seller and Buyer shall execute, acknowledge and deliver transfer orders or letters-in-lieu thereof in a form reasonably acceptable to both parties, along with written notification of changes of operator as required.

(d)	Seller shall execute and deliver to Buyer a non-foreign affidavit in the form attached hereto as Schedule "9.02(e)".

(e)
Buyer shall (i) furnish to Seller such evidence (including evidence of satisfaction of all applicable bonding requirements) as Seller may reasonably require that Buyer is qualified with applicable Governmental Entities to succeed Seller as the owner and, where applicable, the operator of the Assets, (ii) with respect to Assets operated by Seller where Buyer is to succeed Seller as operator, execute and deliver to Seller appropriate evidence reflecting change of operator as required by applicable Governmental Entities and (iii) execute and deliver to Seller such forms as Seller may reasonably request for filing with applicable Governmental Entities to reflect Buyer's assumption of plugging and abandonment liabilities and platform abandonment and removal liabilities with respect to the Assets, Wells or Units, including the forms required by Governmental Entities to transfer liability under any State of Louisiana or Bureau of Land Management leases and/or operating agreements.

(f)	Seller shall deliver to Buyer all monies held in suspense by Seller for the account of third parties in respect of the Assets.

9.03 Delivery of Records.  Seller will deliver to Buyer, at Buyer's expense and no later than ten (10) Business Days after the Closing, all of the Records.  Seller may, at its election, make and retain copies of any or all such Records.  Buyer shall preserve all Records so delivered by Seller for a period of four (4) years following Closing (or until the expiration of the applicable statute of limitations, in the case of Records relating to Taxes) and will allow Seller access (including the right to make copies at Seller's expense) to such Records at all reasonable times; provided, however, in the event that Buyer desires to dispose of any such Records prior to the expiration of such four (4) year period (or until the expiration of the applicable statute of limitations, in the case of Records relating to Taxes), Buyer shall provide notice to Seller thereof, and Seller shall have a period of ten (10) days to deliver written notice to Buyer that Seller elects to have such Records delivered to Seller.  If Seller fails to deliver such notice to Buyer within such ten (10) day period, Buyer shall have the right to dispose of such Records without liability to Seller.  Such access by Seller is in part to accommodate audits that may be requested by non‑operating partners for the periods prior to the Effective Date.

9.04 Removal of Logos.  As soon as possible after the Closing, Buyer will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Assets.

9.05 Final Settlement.  As soon as practicable after the Closing but no later than sixty (60) days thereafter, Seller shall prepare and deliver to Buyer in accordance with this Agreement and generally accepted accounting principles, a statement (the "Final Settlement Statement") setting forth the adjustments to the Purchase Price in accordance with Section 2.04.  Within fifteen (15) days after receipt of the Final

Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such post-closing adjustment no later than fifteen (15) days after Seller has received Buyer's proposed changes. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be called the "Final Settlement Date."  If the parties cannot agree to the adjustment of the Final Purchase Price, then either Buyer or Seller may submit such disputed adjustments to KPMG and the determination made as to such disputed adjustments by such accounting firm shall be final and binding upon Buyer and Seller. The fees charged by such accounting firm shall be borne equally by each party. If (i) the Final Purchase Price is more than the Preliminary Purchase Price, Buyer shall pay by wire transfer the amount of such difference to Seller or to Seller's account (as designated by Seller) or (ii) the Final Purchase Price is less than the Preliminary Purchase Price, Seller shall pay in immediately available funds the amount of such difference to Buyer or to Buyer's account (as designated by Buyer). Payment by Buyer or Seller shall be made within five (5) days after the Final Settlement Date. However, in no instance shall interest be paid by either party on the amounts paid pursuant to the provisions of this Section 9.05.

9.06 [Intentionally left blank]

9.07 Buyer's Post-Closing Representation Regarding Access.  If Closing occurs, Buyer shall be deemed to have represented and warranted to Seller on the Closing Date that (a) Buyer has been afforded an opportunity to (i) examine and review the Assets and such materials and other information as it has requested to be provided to it with respect thereto, (ii) discuss such materials and other information with Seller and its representatives and to ask questions about same and the Assets, (iii) investigate the condition, including the subsurface condition, of the Assets and related facilities and equipment, and (iv) Buyer has assumed full responsibility for any conclusions or analyses relating to the Assets and Buyer's decision to purchase same.

9.08 Recording.  Buyer agrees that it will be responsible for recording the conveyances at its own expense and will provide Seller with certified copies thereof.

9.09 Imbalances and Makeup Obligations.  Upon the occurrence of Closing and without limiting the other terms and provisions hereof, the Parties hereto agree that Buyer shall succeed to and assume the position of Seller with respect to all gas imbalances and make-up obligations related to the Assets (regardless of whether such imbalances or make-up obligations arise at the wellhead, pipeline, gathering system or other level, and regardless of whether the same arise under contract or otherwise).  As a result of such succession, Buyer shall (i) be entitled to receive any and all benefits which Seller would have been entitled to receive by virtue of such position (including, without limitation, rights to produce and receive volumes of production in excess of volumes which it would otherwise be entitled to produce and receive by virtue of ownership of the Assets and rights to receive cash balancing payments), and (ii) be obligated to suffer any detriments which Seller would have been obligated to suffer by virtue of such position (including the obligation to deliver to others production volumes which would have otherwise been attributable to its ownership of the Assets, to deliver production to purchasers hereof without receiving full payment therefor, or to make cash balancing payments or to repay take or pay payments) and (iii) shall be responsible for any and all future royalty obligations with respect to future production attributable to such imbalances.

ARTICLE X.
TERMINATION

10.01            Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a)	by mutual written consent of Seller and Buyer; or

(b)	by either Seller or Buyer, if:

(i)
the Closing shall not have occurred on or before Closing Date, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or

(ii)
there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and non-appealable; or

(c)
by Seller, if (i) Buyer shall have failed to fulfill in any material respect any of its obligations under this Agreement;  (ii) any of the representations and warranties of Buyer contained in this Agreement shall not be true and correct in any respect which is material to Buyer or the ability of Buyer to consummate the transactions contemplated hereby, and, in the case of each of clauses (i) and (ii), such failure, misrepresentation, or breach of warranty (provided it can be cured) has not been cured within ten days after written notice thereof from Seller to Buyer; or (iii) if the aggregate amount of the Title Defects and Environmental Defects exceeds five percent (5%) of the Purchase Price; or

(d)
by Buyer, if (i) Seller shall have failed to fulfill in any material respect any of its obligations under this Agreement, (ii) any of the representations and warranties of Seller contained in this Agreement shall not be true and correct in any respect which is material to Seller or the ability of Seller to consummate the transactions contemplated hereby, and, in the case of each of clauses (i) and (ii), such failure, misrepresentation, or breach of warranty (provided it can be cured) has not been cured within ten days after written notice thereof from Buyer to Seller; or (iii) if the aggregate amount of the Title Defects and Environmental Defects exceeds five percent (5%) of the Purchase Price.

10.02            Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 10.01 by Seller, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Section and in Article XIV (exclusive of Sections 14.03, 14.16 and 14.18) shall survive the termination hereof.  Nothing contained in this Section shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.

ARTICLE XI.
SURVIVAL AND INDEMNIFICATION

11.01            Survival.

(a)
Each representation, warranty and covenant of the parties hereto contained in this Agreement shall survive the Closing and shall remain in effect thereafter for the period that an indemnified party is entitled to indemnification based on a breach of such representation, warranty or covenant in accordance with this Article XI.

(b)
No party hereto shall have any indemnification obligation pursuant to this Article XI or otherwise in respect of any representation, warranty or covenant unless it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification is being sought.  Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis of such claim, (ii) the estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the party delivering such notice became aware of the existence of such claim.

11.02              Indemnification by Seller.

(a)
Subject to the terms and conditions of this Article XI, Seller shall indemnify, defend and hold harmless Buyer from and against any and all claims, actions, causes of action, demands assessments, losses, damages, liabilities, judgments, settlements, penalties, costs, and expenses (including reasonable attorneys' fees and expenses), of any nature whatsoever (collectively, "Damages"), asserted against, resulting to, imposed upon, or incurred by Buyer, directly or indirectly, by reason of or resulting from (i) any breach by Seller of its representations, warranties and covenants contained in this Agreement, (ii) the Excluded Assets, (iii) the litigation described in Section 3.08 of the Seller Disclosure Schedule, (iv) all obligations and liabilities of Seller for the payment or improper payment of royalties, rentals and other similar payments relating to the Assets accruing prior to the Effective Time, (v) all obligations of Seller under the Contracts for (A) overhead charges related to periods prior to the Effective Time, (B) costs and expenses incurred prior to the Effective Time for goods and services provided prior to the Effective Time, and (C) other payment obligations that accrue or become due prior to the Effective Time, other than suspense accounts relative to the Assets, (vi) Asset taxes attributable to the period of time prior to the Effective Time, and (vii) all liability of Seller to third parties for personal injury or death to the extent occurring prior to the Closing Date as a result of the operation of the Assets.  Notwithstanding the foregoing, Buyer shall not be entitled to indemnification from Seller with respect to claims that Seller would have otherwise had notice of prior to the Closing Date had Buyer complied with Section 7.06 in all material respects.

(b)
Notwithstanding Section 11.02(a) or anything else herein to the contrary, the indemnification obligations of Seller hereunder shall be subject to the following limitations.  Seller has no obligation to indemnify Buyer hereunder for a breach of any representation and warranty contained in Article III ("Seller's Article III Representation") unless, (i) on or before the six-month anniversary of the Closing Date, Seller shall have received from Buyer written notice of a claim in respect of such Seller's Article III Representation in accordance with Section 11.01(b) and the amount of the Damages attributable to such claim equals or exceeds $50,000 to Seller's proportionate interest in the asset subject to the particular claim (an "Eligible Claim"); and (ii) the aggregate amount of Damages incurred by Buyer attributable to Eligible Claims equals $150,000, and then only to the extent of the Damages attributable to Eligible Claims in excess of $150,000.

11.03             ASSUMPTION OF LIABILITIES AND INDEMNIFICATION BY BUYER.  AS PART OF THE CONSIDERATION FOR THE TRANSACTION CONTEMPLATED HEREUNDER, AND, IN THE ABSENCE OF WHICH SELLER WOULD NOT HAVE AGREED TO CONVEY THE ASSETS TO BUYER, BUYER HEREBY EXPRESSLY ASSUMES, AND COVENANTS AND AGREES FULL COMPLIANCE WITH, (I) ALL LIABILITIES, DUTIES AND OBLIGATIONS THAT ARISE FROM THE OWNERSHIP OR OPERATION OF THE ASSETS WHETHER BEFORE, ON OR AFTER THE EFFECTIVE DATE (OTHER THAN THOSE LIABILITIES RETAINED BY SELLERS PURSUANT TO SECTION 11.02); (II) ALL LIABILITIES AND OBLIGATIONS WITH RESPECT TO PLUGGING AND ABANDONMENT, INCLUDING ALL PLUGGING, REPLUGGING, ABANDONMENT, REMOVAL, DISPOSAL OR RESTORATION ASSOCIATED WITH THE ASSETS (WHETHER DRILLED OR PLACED ON AN ASSET PRIOR TO OR AFTER THE EFFECTIVE DATE), THE REMOVAL AND CAPPING OF ALL ASSOCIATED FLOWLINES, THE RESTORATION OF THE SURFACE, SITE CLEARANCE AND ANY DISPOSAL OF RELATED WASTE MATERIALS, INCLUDING NATURALLY OCCURRING RADIOACTIVE MATERIAL (NORM) AND ASBESTOS, ALL IN ACCORDANCE WITH APPLICABLE LAWS AND THE TERMS AND CONDITIONS OF THE LEASES AND ASSOCIATED CONTRACTS; AND (II) ALL DUTIES, LIABILITIES AND OBLIGATIONS UNDER THE LEASES (OTHER THAN THOSE LIABILITIES RETAINED BY SELLERS PURSUANT TO SECTION 11.02), INCLUDING THE PROPER AND TIMELY PAYMENT OF ROYALTY BURDENS, ARISING AFTER THE EFFECTIVE DATE (THE "ASSUMED OBLIGATIONS").

EXCEPT TO THE EXTENT THAT SELLER HAS INDEMNIFIED BUYER UNDER SECTION 11.02 AND SUBJECT TO THE TERMS OF THIS ARTICLE XI, BUYER SHALL INDEMNIFY AND DEFEND SELLER, SELLER'S SUBSIDIARIES AND AFFILIATES AND THE OFFICERS, DIRECTORS, SHAREHOLDERS, AGENTS, REPRESENTATIVES AND EMPLOYEES OF EACH ("SELLER INDEMNIFIED PARTIES") AGAINST ANY AND ALL DAMAGES ARISING OUT OF, OR IN CONNECTION WITH (I) THE ASSUMED OBLIGATIONS AND (II) FROM ANY BREACH BY BUYER OF ITS REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THIS AGREEMENT. THE SALE OF THE ASSETS IS EXPRESSLY MADE SUBJECT TO THE TERMS OF ALL EXISTING OPERATING AGREEMENTS, UNIT AGREEMENTS, FARMOUT AGREEMENTS, LEASES, SUBLEASES AND ASSIGNMENTS AS WELL AS ANY AND ALL OTHER AGREEMENTS, WHETHER RECORDED OR UNRECORDED, AFFECTING THE ASSETS.

11.04               Inducement to Seller. Buyer acknowledges that it evaluated its obligations under this Article XI before it determined and submitted its offer for the Assets, and Buyer understands that its assumptions of obligations and its indemnifications are a material inducement to Seller to enter into this Agreement with, and close the sale to, Buyer.

11.05               Indemnification Proceedings.  In the event that any claim or demand for which a party (an "Indemnifying Party"), would be liable to the another party under Section 11.02 or Section 11.03 (an "Indemnified Party") is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article XI, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby.  The Indemnifying Party shall have 30 days from receipt of the above notice from the Indemnified Party (in this Section 11.05, the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party.  If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof.  If the Indemnifying Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party.  If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties.  If the Indemnifying Party elects to assume the defense of such claim or demand, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

11.06              Exclusivity.  The parties hereto agree that, in relation to any breach, default, or nonperformance of any representation, warranty, covenant, or agreement made or entered into by a party hereto pursuant to this Agreement or any certificate, instrument, or document delivered pursuant hereto, the only relief and remedy available to the other party hereto in respect of said breach, default, or nonperformance shall be Damages, but only to the extent properly claimable hereunder and subject to the terms and provisions of this Article XI (including the limitations on Seller's indemnification obligations specified in Section 11.02(b).

11.07               Insurance Proceeds.  Any indemnification payment required to be made pursuant to this Agreement shall be reduced by any insurance proceeds (net of any costs and expenses associated with obtaining such proceeds) from an unaffiliated third party received by the indemnified party or any of its affiliates with respect to the item giving rise to the indemnification payment.  The indemnified party shall use reasonable commercial efforts to pursue any available insurance in respect of any Damages for which indemnification is sought under this Agreement (provided, that such pursuit shall not require the indemnified party or any of its affiliates to initiate litigation or other adversarial proceedings or interfere with the ability of a party to make a claim hereunder).

11.08              No Punitive or Exemplary Damages.  The indemnification obligations of the parties pursuant to this Article XI shall not include punitive or exemplary Damages, provided that any punitive or exemplary Damages recovered by a third party (including a Governmental Entity) against a party entitled to indemnity pursuant to this Article XI shall be included in the Damages recoverable under such indemnity.

11.09              EXPRESS NEGLIGENCE RULE.  THE INDEMNIFICATION, RELEASE AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE, CONCURRENT, SIMPLE OR SOLE NEGLIGENCE OR STRICT LIABILITY OR OTHER FAULT OF ANY INDEMNIFIED PARTY OR ANY OTHER THEORY OF LIABILITY OR FAULT, WHETHER IN LAW (COMMON OR STATUTORY) OR EQUITY, INCLUDING GROSS NEGLIGENCE AND WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY, ITS AGENTS, EMPLOYEES, CONTRACTORS OR SUBCONTRACTORS. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

11.10               Seller's General Liability Limitation.  Notwithstanding anything herein provided to the contrary, Seller shall have no liability to Buyer, its officers, directors, shareholders, employees, representatives or agents to the extent that the aggregate amount of all such claims asserted under the provisions of this Agreement exceed $1,000,000.00.

ARTICLE XII.
CASUALTY LOSS

12.01             Casualty Loss.  If subsequent to the Effective Date and prior to Closing, all or any material portion of the Assets to be conveyed to Buyer at Closing is destroyed by fire or other casualty, is taken in condemnation or under the right of eminent domain or proceedings for such purposes are pending or threatened, Buyer shall purchase such Assets notwithstanding any such destruction, taking or pending or threatened taking, and the Purchase Price shall be adjusted as agreed upon by the parties; provided however, Buyer shall not be obligated to close on the transaction if the Assets with an allocated value of 5% or more of the Purchase Price are destroyed or otherwise lost. Seller shall, at Closing, pay to Buyer all sums paid to Seller by third parties by reason of the destruction or taking and shall assign, transfer, and set over unto Buyer all of the right, title and interest of Seller in and to any unpaid awards or other payments from third parties arising out of the destruction or taking, as to such Assets to be conveyed to Buyer. Seller shall not voluntarily compromise or settle or adjust any material amounts due and payable by reason of such destruction or taking without first obtaining Buyer's written consent.

ARTICLE XIII.
CERTAIN DEFINITIONS AND REFERENCES

13.01              Certain Defined Terms.  As used in this Agreement, each of the following terms has the meaning given it below:

"affiliate" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.  For the purposes of this definition, "control" when used with respect to any person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

"Applicable Environmental Laws" shall mean any and all Applicable Laws pertaining to health, safety, or the environment in effect in any and all jurisdictions in which the  Seller has conducted operations or activities or owned or leased property, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Rivers and Harbors Act of 1899, as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection laws.

"Applicable Law" means any statute, law, rule, or regulation or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified person or property is subject.

"Business Day" shall mean a day other than a Saturday or Sunday or a day on which commercial banks in the State of Louisiana is required to be closed for business.

"Code" means the Internal Revenue Code of 1986, or any successor statute thereto, as amended.

"Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, municipal, or other governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign).

"Hydrocarbons" shall mean oil, gas, other liquid or gaseous hydrocarbons, and/or other minerals, or any of them or any combination thereof.

"Privilege" means any lien, mortgage, security interest, pledge, charge, or encumbrance of any kind.

"Permits" means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

"Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

"Proceedings" means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

"Reasonable Efforts" means a party's reasonable efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

"Seller Disclosure Schedule" means that certain Seller Disclosure Schedule dated as of even date herewith furnished by Seller to Buyer contemporaneously with the execution and delivery of this Agreement.

"Seller's Knowledge" means all information known by the officers and directors of Seller.

"Taxes" means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, produc-tion, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

13.02               Certain Additional Defined Terms.  In addition to such terms as are defined in the preamble of and recitals to this Agreement and in Section 13.01, the following terms are used in this Agreement as defined in the Articles or Sections set forth opposite such terms:

Term	Section

"Adjusted Purchase Price"	2.01
"Adjustment Period"	2.04(a)(2)
"Allocated Value"	6.01(c)(i)
"Assets"	1.01
"Assumed Obligations"	11.03
"Buyer's Environmental Consultant"	6.02(a)
"Buyer's Environmental Review"	6.02(a)
"Buyer's Title Review"	6.01(a)
"Closing"	9.01
"Closing Date"	9.01
"Contracts"	1.01(d)
"Conveyances"	9.02(a)
"Cure Period"	6.05
"Defects Escrow"	6.04
"Defects Escrow Agent"	6.04
"Defects Escrow Agreement"	6.04
"Designated Representatives"	6.01(a)
"Effective Date"	2.05
"Eligible Claim"	11.02(b)
"Environmental Defect"	6.02(e)(i)
"Environmental Defect Notice"	6.02(c)
"Environmental Defect Value"	6.02(e)(ii)
"Environmental Information"	6.02(b)
"Equipment"	1.01(f)
"Examination Period"	6.01(a)
"Excluded Assets"	1.02
"Final Settlement Date"	9.05
"Final Settlement Statement"	9.05
"Indemnified Party"	11.05
"Indemnifying Party"	11.05
"Leases"	1.01(a)
"Marketable Title"	6.01(d)(i)
"Notice Period"	11.05
"Off-site Environmental Defect"	6.02(e)(i)
"On-site Environmental Defect"	6.02(e)(i)
"Permitted Encumbrances"	6.01(d)(ii)
"Post-Closing Defect"	6.04
"Preference Right"	7.05(a)
"Preliminary Settlement Statement"	2.04(d)
"Purchase Price"	2.01
"Records"	1.01(h)
"Remedies for Title Defects"	6.01(b)
"Seller Indemnified Parties"	11.03
"Seller's Article III Representation"	11.02(b)
"Title Defect"	6.01(d)(iii)
"Title Defect Amount"	6.01(c)
"Title Defect Notice"	6.01(b)
"Units"	1.01(b)
"Wells"	1.01(a)

13.03 References and Construction.  In this Agreement:  (i) unless the context requires otherwise, all references in this Agreement to sections, subsections or other subdivisions shall be deemed to mean and refer to sections, subsections or other subdivisions of this Agreement; (ii) titles appearing at the beginning of any subdivision are for convenience only and shall not constitute part of such subdivision and shall be disregarded in construing the language contained in such subdivision; (iii) the words "this Agreement," "this instrument," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited; (iv) words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires; (v) pronouns in masculine, feminine and neuter genders shall be construed to include any other gender; (vi) examples shall not be construed to limit, expressly or by implication, the matters they illustrate; (vii) the word "or" is not exclusive and the word "includes" and its derivatives means "includes, but is not limited to" and corresponding derivative expressions; (viii) no consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement; (ix) all references herein to "$" or "dollars" shall refer to U.S. Dollars; and (x) unless the context otherwise requires or unless otherwise provided herein, any reference herein to a particular agreement, instrument or document shall also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument, or document.

ARTICLE XIV.
MISCELLANEOUS

14.01 Exhibits.  The Exhibits referred to in this Agreement are hereby incorporated in this Agreement by reference and constitute a part of this Agreement. Each party to this Agreement has received a complete set of Exhibits as of the execution of this Agreement.

14.02 Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, accountants, petroleum engineers and other outside consultants and advisors, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, regardless of whether or not the Closing shall have occurred.

14.03 No Sales Taxes.  No sales, transfer or similar tax will be collected at Closing from Seller or Buyer in connection with this transaction.  If, however, this transaction is later deemed to be subject to sales, transfer or similar tax, for any reason, Seller agrees to be solely responsible, and shall indemnify and hold Buyer (and its affiliates, and its and their directors, officers, employees, attorneys, contractors and agents) harmless, for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction to the applicable Governmental Entity and Seller shall remit such taxes at that time.  Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions from such taxes have been met.

14.04 Notices.  All notices and communications required or permitted under this Agreement shall be in writing, and any communication or delivery hereunder shall be deemed to have been duly made when personally delivered to the individual indicated below, or if mailed or sent by facsimile transmission or via email (provided such facsimile or email is confirmed by proof of delivery), when received by the party charged with such notice and addressed as follows:

If to Buyer:

Empire Petroleum Corporation
2651 E. 21st Street, Suite 310
Tulsa, Oklahoma 74114
Attention:	Thomas (Tommy) Pritchard
Telephone:	(539) 444-8002
E-mail:	tommyp@empirepetrocorp.com

With a Copy to:

Conner & Winters, LLP
4000 One Williams Center
Tulsa, Oklahoma 74172-0148
Attention:	J. Ryan Sacra
Telephone:	(918) 586-8628
E-mail:	rsacra@cwlaw.com

If to Seller:

Wagon Wheel Exploration, LLC
100 South Riverfront Drive, Suite 600
Jenks, Oklahoma 74037
Attention:	James Redfearn
Telephone:	(918) 528.1062
E-mail:	JRedfearn@wagonwheelexp.com

With a Copy to:

Ottinger Hebert, L.L.C.
1313 W Pinhook Road
Lafayette, Louisiana 70503
Attention:	David J. Rogers
Telephone:	(337) 232.2606
E-mail:	Djrogers@ohllc.com

Any party may, by written notice so delivered to the other parties, change the address or individual to which delivery shall thereafter be made.

14.05               Amendments.  This Agreement may not be amended nor any rights hereunder waived, except by an instrument in writing signed by the party to be charged with such amendment or waiver and delivered by such party to the party claiming the benefit of such amendment or waiver.

14.06               Assignment.  Prior to Closing, neither party may assign all or any portion of its rights or delegate all or any portion of its duties hereunder, unless it continues to remain liable for the performance of the obligations hereunder and obtains the prior written consent of the other party, which consent shall not be unreasonably withheld.

14.07               Headings; Time of Essence.  The headings of the articles and sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.  Time is of the essence in this Agreement.

14.08              Counterparts.  This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which, together, shall constitute but one and the same instrument.

14.09               Governing Law.  This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of Louisiana, without giving effect to principles of conflicts of law.

14.10             Entire Agreement.  This Agreement (including the Exhibits attached hereto and the Seller Disclosure Schedule) constitutes the entire understanding among the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

14.11              Parties in Interest.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns and, except as provided in Section 6.06 and in Article XI, nothing contained in this Agreement, expressed or implied, is intended to confer upon any other person or entity any benefits, rights or remedies.

14.12              Arbitration.  All disputes arising out of, or related to this Agreement (except such disputes regarding the Final Statement, the procedures for which are provided for in Section 9.05) or any determination required to be made by Buyer and Seller as to which the parties cannot reach an agreement shall be settled by arbitration in Dallas, Texas. Any matter to be submitted to arbitration shall be determined by a panel of three (3) arbitrators, unless otherwise agreed by the parties. Each arbitrator shall be a person experienced in the oil and gas industry and shall be appointed

(a)	by mutual agreement of Buyer and Seller, or

(b)
failing such agreement, within thirty (30) days of the request for arbitration, each party shall appoint one arbitrator, and the third arbitrator shall be appointed by the other two arbitrators, or, if they cannot agree, by the American Arbitration Association ("AAA").

In the event of the failure or refusal of the parties to appoint the arbitrator(s) within forty-five (45) days of the request for arbitration, the AAA will select the arbitrator not appointed in accordance with the rules of the AAA. The arbitration shall be conducted in accordance with reasonable rules established by the arbitrators. Any award by the arbitrators shall be final, binding and non-appealable, and judgment may be entered thereon in any court of competent jurisdiction.

14.13              Injunctive Relief.  The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

14.14               Public Announcements.  Except as may be required by Applicable Law, neither Buyer, on the one hand, nor Seller, on the other, shall issue any press release or otherwise make any statement to the public generally with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties (which consent shall not be unreasonably withheld and which consent, if given verbally, shall be confirmed in writing within one Business Day thereafter).  Any such press release or statement required by Applicable Law shall only be made after reasonable notice to the other parties.

14.15               Confidentiality.  Seller and Buyer have previously entered into a Confidentiality Agreement, dated November 16, 2017, and the parties hereto agree that the provisions thereof shall continue to apply during the term of this Agreement and after Closing.  In addition, the Parties will keep the terms and conditions of this Agreement strictly confidential and shall not divulge same without the express written consent of the other Party, provided that Seller is entitled to share all the terms, conditions and other information related to this Agreement with its private equity sponsor and its affiliates. Notwithstanding the foregoing, a party hereto may issue an announcement or statement regarding this Agreement and/or file this Agreement with the Securities and Exchange Commission, but only to the extent the same may be required by Applicable Law, any listing agreement with any securities exchange or any securities exchange regulation, in which case the Party proposing to issue such announcement or statement or make such filing shall use its reasonable efforts to consult in good faith with the other party before such issuance or filing and shall reasonably cooperate with the other party in good faith with respect to the timing, manner and content of disclosure.

14.16               Further Assurances.  After Closing, each party hereto, at the request of the other, shall, from time to time, without additional consideration execute and deliver such further agreements and instruments of conveyance and take such other action as the other party hereto may reasonably request in order to convey and deliver the Assets to Buyer and to otherwise accomplish the transactions contemplated by the Agreement.

14.17               Operatorship.  Seller will operate the Seller-operated Assets until the later of the Closing Date, the Effective Time, or the time that the applicable operating agreement, plan of unitization, or law requires. As soon as practicable thereafter, operations will be turned over to, and become the responsibility of, Seller's successor as Operator. Seller will cooperate with Buyer in permitting Buyer to become successor operator with respect to the Seller-operated Assets.

[Remainder of Page Intentionally Left Blank—Signature Pages To Follow]

EXECUTED on the day, month and year first above mentioned.

SELLER:	BUYER:

WAGON WHEEL ARKLATEX, LLC	EMPIRE PETROLEUM CORPORATION

By: /s/ James Redfearn	By: /s/ Thomas W. Pritchard
Name: James Redfearn	Name: Thomas W. Pritchard
Title: CEO	Title: CEO

GREEN WHEEL, LLC

By: /s/ James Redfearn
Name: James Redfearn
Title: CEO

Signature Page to that certain Purchase and Sale Agreement, dated January 16, 2018 by and between WAGON WHEEL ARKLATEX, LLC and GREEN WHEEL, LLC, collectively as Seller, and EMPIRE PETROLEUM CORPORATION, Buyer.